Exhibit 99.1

CSB BANCORP, INC. REPORTS FIRST QUARTER EARNINGS

First Quarter Highlights

	Quarter Ended March 31, 2014	Quarter Ended March 31, 2013
Diluted earnings per share	$0.52	$0.50
Net Income	$1,416,000	$1,362,000
Return on average common equity	10.70%	10.43%
Return on average assets	0.97%	0.96%

Millersburg, Ohio – April 22, 2014 – CSB Bancorp, Inc. (CSBB) today announced first quarter 2014 net income of $1,416,000 or $.52 per basic and diluted share, as compared to $1,362,000 or $.50 per basic and diluted share for the same period in 2013.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 10.70% and 0.97%, respectively, compared with 10.43% and 0.96% for the first quarter of 2013.

Eddie Steiner, President and CEO commented, “Loan demand has improved as businesses are investing in plant and equipment and signs of improved housing markets are emerging. We continue to focus on expanding customer relationships within our primary markets.”

Revenue, on a fully-taxable equivalent basis, totaled $5.9 million during the quarter, a 2% increase from the prior-year first quarter. Net interest income improved by $206 thousand as compared to first quarter 2013 while other income declined $85 thousand partially attributable to reduced sales of mortgage originations as the Company chose to retain some fifteen year fixed rate mortgage originations within its loan portfolio.

Non-interest expense amounted to $3.7 million during the quarter, an increase of $118 thousand or 3.3% from first quarter 2013. During first quarter 2013, the Company recovered $43 thousand in prior year legal expenses on two lending relationships, which did not recur during first quarter 2014.

The Company’s first quarter efficiency ratio amounted to 63.5% as compared to 60.7% for the same quarter in the prior year. The current quarter’s efficiency ratio was impacted by the decreased gain on sale of mortgage loans.

Net interest margin amounted to 3.63% for the quarter compared to 3.56% for the prior year’s first quarter. The margin improvement resulted from the combination of a $40 million increase in average balances of higher earning loans and investments, a $27 million average balance decrease in overnight investments, a $19 million average balance increase in noninterest bearing deposits and a 16 basis point decrease in interest rates paid on interest bearing deposits and borrowings.

Federal income tax provision totaled $573 thousand in first quarter 2014, compared to $599 thousand for the same quarter in 2013 reflecting an effective tax rate of 28.8% for current year versus 30.5% in 2013. The effective rate reduction occurred as a valuation allowance booked in prior years against a capital loss was reversed during first quarter 2014.

Average total assets during the quarter amounted to $591 million, an increase of $15 million or 2.6% above the same quarter of the prior year. Average loan balances of $396 million were $23 million or 6.1% above prior year first quarter, while average securities balances of $152 million increased $17 million or 12% as compared to first quarter 2013.

Average commercial loan balances for the quarter, including commercial real estate, increased $22 million or 9% above year ago levels. Average residential mortgage balances increased by $100 thousand or 1% over the prior year’s quarter. The increase of in-house mortgage balances was the result of the bank originating and retaining the aforementioned 15 year fixed rate mortgages. Average home equity balances increased $700 thousand or 2%, and average consumer credit balances increased $250 thousand or 4% versus the same quarter of the prior year.

Net charge-offs during first quarter 2014 were $205 thousand compared to a first quarter 2013 net loan recovery of $14 thousand. Annualized net charge-offs equated to 0.21% of average loans in the current quarter.

Nonperforming assets totaled $5.3 million or 1.30% of total loans plus other real estate at March 31, 2014, compared to $2.2 million or 0.59% at March 31, 2013. Delinquent loan balances as of March 31, 2014 amounted to 1.57% of total loans as compared to 1.00% at March 31, 2013. During first quarter 2014 a $2.9 million commercial relationship was placed on nonaccrual with an assigned specific reserve.

The Company funded $185 thousand in loan loss provision during the first quarter and the allowance for loan losses amounted to 1.24% of total loans on March 31, 2014. The ratio of the allowance for loan losses to nonperforming loans stood at 96% at March 31, 2014.

Average deposit balances grew by $7 million, or 2%, from the prior year’s first quarter. Average deposit balances totaled $470 million at March 31, 2014, reflecting a seasonal decrease of $9 million or 2% from the December 31, 2013 linked quarter. Within the deposit category, average noninterest-bearing account balances for the first quarter increased by $19 million, or 20% above the same period in the prior year. Average interest-bearing checking, money market and traditional savings balances increased $14 million or 7% from year ago levels, while average time deposit balances decreased $25 million or 16% during the year. In addition to the changes in average deposit balances, the average balance of securities sold under repurchase agreement during the first quarter grew by $3 million or 8% above the average for the same period in the prior year. The repurchase agreements, while considered short-term borrowings, are primarily tied to overnight customer sweep accounts.

Shareholders’ equity totaled $53.9 million on March 31, 2014 with 2.7 million common shares outstanding. The tangible equity to assets ratio amounted to 8.1% on March 31, 2014, as compared to 8.4% on March 31, 2013. The Company declared a common dividend of $.18 per share during the quarter. Based on the March 31, 2014 closing stock price of $19.67 per share, the Company’s annual dividend yield approximates 3.7%.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $602 million as of March 31, 2014. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas and Stark counties and Trust offices located in Millersburg and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330-763-2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands except per share data)

	Quarters
	2014	2013	2013	2013	2013
EARNINGS	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Net interest income FTE (a)	$4,969	$5,000	$4,755	$4,668	$4,767
Provision for loan losses	185	210	210	210	210
Other income	953	1,024	1,190	1,066	1,038
Other expenses	3,677	3,992	3,634	3,663	3,559
FTE adjustment (a)	71	78	78	76	75
Net income	1,416	1,224	1,407	1,247	1,362
Diluted earnings per share	0.52	0.45	0.51	0.45	0.50

PERFORMANCE RATIOS
Return on average assets (ROA)	0.97%	0.82%	0.96%	0.88%	0.96%
Return on average common equity (ROE)	10.70%	9.19%	10.79%	9.32%	10.43%
Net interest margin FTE (a)	3.63%	3.55%	3.46%	3.49%	3.56%
Efficiency ratio	63.53%	65.70%	62.11%	63.40%	60.72%
Number of full-time equivalent employees	160	157	165	159	164

MARKET DATA
Book value/common share	$19.69	$19.15	$19.06	$18.78	$19.31
Period-end common share mkt value	19.67	19.00	19.15	19.25	19.20
Market as a % of book	99.90%	99.22%	100.47%	102.50%	99.43%
Price-to-earnings ratio	10.19	9.90	10.19	10.64	10.85
Cash dividends/common share	$0.18	$0.18	$0.18	$0.18	$0.18
Common stock dividend payout ratio	34.62%	37.50%	34.62%	40.00%	36.00%
Average basic common shares	2,736,634	2,736,634	2,736,634	2,736,555	2,736,060
Average diluted common shares	2,739,542	2,738,411	2,738,638	2,738,708	2,738,300
Period end common shares outstanding	2,736,634	2,736,634	2,736,634	2,736,634	2,736,060
Common shares repurchased	0	0	0	0	0
Common stock market capitalization	$53,830	$51,996	$52,407	$52,680	$52,532

ASSET QUALITY
Gross charge-offs	$217	$226	$91	$95	$16
Net charge-offs (recoveries)	205	202	78	69	(14)
Allowance for loan losses	5,065	5,085	5,077	4,945	4,804
Nonperforming assets (NPAs)	5,291	3,270	2,368	2,394	2,187
Net charge-off/average loans ratio	0.21%	0.21%	0.08%	0.07%	(0.02)%
Allowance for loan losses/period-end loans	1.24	1.34	1.35	1.31	1.29
NPAs/loans and other real estate	1.30	0.86	0.63	0.63	0.59
Allowance for loan losses/nonperforming loans	95.72	155.50	214.38	206.60	219.66

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	8.12%	7.94%	7.92%	8.11%	8.39%
Average equity to assets	9.08	8.89	8.89	9.39	9.20
Average equity to loans	13.55	14.05	13.81	14.30	14.20
Average loans to deposits	84.17	78.50	79.81	81.36	80.57

AVERAGE BALANCES
Assets	$590,977	$594,736	$582,200	$571,569	$575,925
Earning assets	555,492	558,155	545,907	537,165	543,068
Loans	396,028	376,164	374,579	375,447	373,064
Deposits	470,487	479,174	469,353	461,488	463,030
Shareholders’ equity	53,681	52,861	51,745	53,677	52,960

ENDING BALANCES
Assets	$601,978	$596,465	$593,895	$571,068	$568,852
Earning assets	559,657	557,482	554,165	534,806	538,674
Loans	407,770	379,125	377,434	378,191	373,367
Deposits	466,573	480,933	480,861	462,845	457,530
Shareholders’ equity	53,879	52,411	52,149	51,391	52,830

NOTES:

(a) - Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

dollars in thousands, except per share data

	March 31, 2014	March 31, 2013
ASSETS
Cash and cash equivalents
Cash and due from banks	$18,640	$9,238
Interest-earning deposits in other banks	652	27,938
Federal funds sold	—	—

Total cash and cash equivalents	19,292	37,176
Securities
Available-for-sale, at fair-value	102,934	131,906
Held-to-maturity	43,688	—
Restricted stock, at cost	4,613	5,463

Total securities	151,235	137,369
Loans held for sale	—	—
Loans	407,770	373,367
Less allowance for loan losses	5,065	4,804

Net loans	402,705	368,563

Goodwill and core deposit intangible	5,455	5,588
Bank owned life insurance	9,614	8,356
Premises and equipment, net	8,641	8,349
Accrued interest receivable and other assets	5,036	3,451

TOTAL ASSETS	$601,978	$568,852

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$114,844	$92,831
Interest-bearing	351,729	364,699

Total deposits	466,573	457,530

Short-term borrowings	61,792	43,551
Other borrowings	17,406	12,611
Accrued interest payable and other liabilities	2,328	2,330

Total liabilities	548,099	516,022

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2014 and 2013	18,629	18,629
Additional paid-in capital	9,964	9,974
Retained earnings	31,155	27,831
Treasury stock at cost - 243,968 shares in 2014 and 244,542 in 2013	(4,958)	(4,976)
Accumulated other comprehensive (loss) income	(911)	1,372

Total shareholders’ equity	53,879	52,830

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$601,978	$568,852

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

dollars in thousands, except per share data

	Quarter ended March 31,
	2014	2013
Interest and dividend income:
Loans, including fees	$4,429	$4,567
Taxable securities	786	582
Nontaxable securities	115	127
Other	6	24

Total interest and dividend income	5,336	5,300

Interest expense:
Deposits	304	475
Other	134	133

Total interest expense	438	608

Net interest income	4,898	4,692
Provision for loan losses	185	210

Net interest income after provision for loan losses	4,713	4,482

Noninterest income
Service charges on deposits accounts	297	315
Trust services	216	214
Debit card interchange fees	198	178
Gain on sale of loans	24	114
Other	218	217

Total noninterest income	953	1,038

Noninterest expenses
Salaries and employee benefits	2,019	2,050
Occupancy expense	266	258
Equipment expense	181	165
Franchise tax expense	107	147
Professional and director fees	182	117
Federal deposit insurance	86	88
Amortization of intangible assets	32	34
Other expenses	804	700

Total noninterest expenses	3,677	3,559

Income before income tax	1,989	1,961
Federal income tax provision	573	599

Net income	$1,416	$1,362

Net income per share:
Basic	$0.52	$0.50

Diluted	$0.52	$0.50

Note: Certain prior year balances have been reclassified to conform to the current year presentation.